Exhibit 10.2

JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and entered into as of August 2, 2022 by the undersigned with respect to that certain Letter Agreement, dated January 25, 2021 (the “Letter Agreement”), delivered by DHP SPAC-II Sponsor LLC and the executive officers and directors of DiamondHead Holdings Corp. (the “Company”) to the Company. Capitalized terms used herein without definition are used as defined in the Letter Agreement.

By executing this Joinder Agreement, the undersigned hereby agrees, as of the date first set forth above, that the undersigned shall become a party to the Letter Agreement and shall be bound by, and entitled to the rights provided under, the terms and provisions of the Letter Agreement as an Insider (as applicable and as defined therein).

This Joinder Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written above.

By:	/s/ Michael Bayles
Name: Michael Bayles

Acknowledged and Agreed:

Diamondhead holdings corp.

By:	/s/ David T. Hamamoto
Name: David T. Hamamoto
Title: Chief Executive Officer

[Signature Page to Joinder to Letter Agreement]